Exhibit 8.2

Hogan Lovells US LLP 555 Thirteenth St. NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 11, 2026

Public Storage

2811 Internet Boulevard

Frisco, TX 75034

Re: Company Tax Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Public Storage, a Maryland real estate investment trust (“PSA”) in connection with the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger, dated as of March 16, 2026 (the “Merger Agreement”), by and among National Storage Affiliates Trust, a Maryland real estate investment trust (“NSA”), NSA OP, LP, a Delaware limited partnership (“NSA OP”), PSA, Public Storage OP, L.P., a Delaware limited partnership (“PSA OP”), Pelican Merger Sub I, LLC, a Maryland limited liability company and a wholly-owned subsidiary of PSA (“Merger Sub I”), and Pelican Merger Sub II, LLC, a Maryland limited liability company and indirect subsidiary of PSA (“Merger Sub II”), as further described in the registration statement on Form S-4 initially filed by PSA with the Securities and Exchange Commission on May 11, 2026, which includes the proxy statement/prospectus relating to the Merger Agreement (The “Registration Statement”). Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; and (3) such other instruments and documents related to the formation, organization, and operation of PSA, PSA OP, NSA, NSA OP, Merger Sub I, and Merger Sub II or to the consummation of the Transactions as we have deemed necessary or appropriate (the documents described in clauses (1) through (3), collectively the “Reviewed Documents”).

Assumptions and Representations

In connection with rendering this opinion letter, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

1.

(A) All factual information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion letter is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

Public Storage

May 11, 2026

2.

The Merger Agreement is valid and binding in accordance with its terms. The Transactions will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and the Registration Statement.

3	Each of PSA and NSA qualifies as a “real estate investment trust” under Subchapter M of the Code.

4.	The Company Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

5.

Each of PSA, PSA OP, NSA, NSA OP, Merger Sub I, and Merger Sub II will comply with all reporting obligations with respect to the Transactions required under the Code and the Treasury Regulations promulgated thereunder.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that the portions of the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations Regarding the Ownership and Disposition of Public Storage Shares” that describe applicable U.S. federal income tax law, subject to the assumptions, limitations and conditions set forth therein, are correct in all material respects as of the date hereof.

In addition to the assumptions set forth above, this opinion letter is subject to the exceptions, limitations, and qualifications set forth below:

1.

The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of, and continued deference to, the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable) or by any other agency or member of the executive branch of the U.S. government (collectively, the “Government”), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Government, or of a contrary position taken by the Government in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the Government, and is not a guarantee that the Government will not assert a contrary position with respect to such issue or that a court will not sustain such a position. Neither PSA nor NSA has requested or will request a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion letter. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2.

This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Transactions (including any tax consequences of the Mergers) or any other transaction not contemplated by the Merger Agreement.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced

Public Storage

May 11, 2026

in any document, or filed with any governmental agency without our prior written consent. Except as provided in the next sentence, this opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion. We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP